Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Industries Inc. reports second quarter results

Q2/2005 operating income up 80 percent over 2004

Summary

Q2/05 vs. Q2/04 results:

•	Revenues up $73 million.

•	Selling prices for nitrogen solutions up 29 percent.

•	Cost of sales up 10 percent.

•	North American natural gas unit cost up 16 percent; U.K. unit cost up 54 percent.

•	Income from operations up $30.5 million.

Recent highlights:

•	In 2005 first half, prepaid $125 million of debt.

•	On April 15, received $22.5 million cash distribution from Trinidad joint venture.

Third quarter expectations:

•	Strong product demand.

•	Higher nitrogen products selling prices than realized in Q3/04.

•	Higher feedstock costs.

Sioux City, Iowa (July 28, 2005)—Terra Industries Inc. (NYSE: TRA) announced today income available to common shareholders for the quarter ended June 30, 2005, of $20.4 million, or $.20 per share, on revenues of $490 million, compared to net income of $17.9 million, or $.23 per share, on revenues of $417 million for the 2004 second quarter. Net income for the 2005 second quarter was reduced by $10.6 million, or $.10 per share, for the net of a $16.4 million loss on early retirement of debt and a $4.0 million gain on revaluation of warrants.

Operating income for the 2005 second quarter was $69.8 million compared to $39.3 million in the 2004 second quarter. The 2004 second quarter included a $2.4 million credit for the recovery of product claim costs. The improvement was due to higher nitrogen products selling prices and the contributions from acquired Mississippi Chemical operations, partially offset by higher North American and U.K. natural gas costs.

For the 2005 first half, Terra posted income available to common shareholders of $23.6 million, or $.24 per share, on revenues of $940 million, compared to net income of $36.1 million, or $.46 per share, on revenues of $778 million in the 2004 first half. The 2005 first half net income was reduced by a net of $15.6 million, or $.15 per share, for a $27.2 million loss on early retirement of debt and an $8.9 million gain on revaluation of warrants. The 2004 first half net income included $12.2 million, or $.16 per share, from the $17.9 million recovery of product claim costs.

Analysis of second quarter results

The $73 million increase in revenues from the 2004 to 2005 second quarter was due mainly to product sales by acquired Mississippi Chemical operations and higher selling prices, offset by lower sales volumes related to Terra’s 2004 closing its Blytheville, Ark. facility and mothballing its Beaumont, Texas facility. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 19, 29, 16 and 42 percent higher, respectively, in the 2005 second quarter than in the 2004 second quarter.

Cost of sales for the 2005 second quarter was $38 million, or 10 percent, higher than in 2004 because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts reduced its 2005 second quarter natural gas costs by $2.4 million.

Equity earnings of $4.4 million for the quarter were primarily from Terra’s 50 percent interest in Point Lisas Nitrogen Limited (PLNL) Trinidad ammonia plant. Terra’s share of sales by affiliates accounted for under the equity method was $18.4 million.

Selling, general and administrative expense for the 2005 second quarter was $6.8 million higher than for the 2004 second quarter. Most of the increase was due to incentive accruals associated with higher earnings, recurring expenses related to the Mississippi Chemical acquisition and professional fees related to a possible new Trinidad joint venture.

The $16.4 million 2005 loss on early retirement of debt related to the June 3, 2005, $75 million prepayment of the $125 million term loan assumed with the Mississippi Chemical acquisition. The $4.0 million gain on revaluation of warrants represents the decline in the estimated fair value of outstanding warrants, which allow the holders to purchase until Dec. 21, 2009, 4 million Terra common shares at $5.48 per share. Terra’s shareholders authorized on May 3, 2005, the issuance of common shares in the event the holders exercise the warrants. Consequently, no further revaluation gains or losses will be recorded in Terra’s results of operations.

Analysis of first half results

The $162 million increase in revenues from the 2004 to 2005 first half were generally caused by the same factors as the year-over-year second quarter increase in revenues. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 10, 24, 7 and 34 percent higher, respectively, in the 2005 first half than in the 2004 first half.

Cost of sales for the 2005 first half was $128 million, or 18 percent, higher than in 2004 because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts increased its 2005 first half natural gas costs by $8.3 million.

Equity earnings of $9.4 million for the 2005 first half were primarily from Terra’s 50 percent interest in PLNL. Equity earnings were reduced by $1.5 million for market value in excess of cost of acquired PLNL inventory that was sold during the half. Terra’s share of sales by affiliates accounted for under the equity method was $40.0 million.

Selling, general and administrative expense for the 2005 first half was $9.9 million higher than for the 2004 first half. In addition to second quarter expense increases, transition expenses related to the Mississippi Chemical acquisition were the primary cause of the expense increase.

The $27.2 million 2005 loss on early retirement of debt related to prepayments of the $125 million term loan assumed with the Mississippi Chemical acquisition. The $8.9 million gain on revaluation of warrants represents the decline in the estimated fair value of outstanding warrants.

Forward natural gas position

Terra’s forward purchase contracts at June 30, 2005, fixed prices for 19.5 percent of its next 12 months’ natural gas needs at about $8 million below the published forward market prices at that date.

CEO’s remarks

“We are very pleased that this year’s second quarter income from operations was, in spite of high natural gas costs in both North America and the U.K., nearly 80% higher than 2004 second quarter results,” said Michael L. Bennett, Terra’s President and CEO. “In addition to strong nitrogen markets, Terra’s smooth integration of the acquired Mississippi Chemical operations and good manufacturing performance also contributed to this profit improvement.

“The repayment of $125 million term debt associated with the MCC acquisition is an important achievement for us,” Bennett continued. “Current demand for our key products—UAN in North America and ammonium nitrate in both North America and the U.K.—continues to be strong and selling prices are higher versus a year ago. Barring natural gas price spikes or unforeseen production interruptions, we expect Terra’s 2005 third quarter operating results to be improved over 2004 third quarter actual results.”

Conference call details

Terra management will conduct a conference call to discuss these second quarter results on July 28, 2005 beginning at 3:00 EDT. A live webcast of the conference call will be available from Terra’s web site at www.terraindustries.com, and will be archived for playback for three months.

About Terra

Terra Industries Inc., with 2004 pro forma revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:    Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.

(Tables follow)

Terra Industries Inc.

Summarized Results of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per-unit amounts)	2005	2004	2005	2004
Revenues

Nitrogen products	$479,516	$362,518	$918,838	$680,075
Methanol	9,866	53,746	19,953	96,650
Other, net of intercompany eliminations	611	504	1,214	1,072

	$489,993	$416,768	$940,005	$777,797

Costs and expenses

Cost of sales	408,587	370,578	822,330	694,225
Equity earnings	(4,401)	—	(9,407)	—
Selling, general and administrative	16,046	9,295	26,499	16,604
Recovery of product claim costs	—	(2,389)	—	(17,903)

Income from operations	69,761	39,284	100,583	84,871

Interest income	1,667	612	3,421	989
Interest expense	(14,130)	(13,440)	(29,983)	(26,941)
Loss on early retirement of debt	(16,389)	—	(27,193)	—
Gain on revaluation of warrants	3,960	—	8,860	—

Income before income taxes and minority interest	44,869	26,456	55,688	58,919

Income tax provision	(15,975)	(5,025)	(18,160)	(16,325)
Minority interest	(7,192)	(3,566)	(11,395)	(6,499)

Net income	21,702	17,865	26,133	36,095
Preferred stock dividends	(1,275)	—	(2,550)	—

Income available to common shareholders	$20,427	$17,865	$23,583	$36,095

Income per common share

Basic	$0.22	$0.24	$0.26	$0.48

Diluted	$0.20	$0.23	$0.24	$0.46

Basic and diluted weighted average shares outstanding:

Basic	91,439	75,898	91,415	75,769
Diluted	107,123	77,879	106,780	77,663

Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.

Summarized Financial Position

(in thousands)

(unaudited)

	June 30,
	2005	2004
Assets
Cash and short-term investments	$92,451	$110,944
Accounts receivable	161,600	129,414
Inventories	150,461	90,015
Other current assets	31,195	36,739

Total current assets	435,707	367,112
Property, plant and equipment, net	779,951	677,268
Deferred plant turnaround costs	30,491	22,114
Equity investments	187,897	—
Other assets	22,031	25,331

Total assets	$1,456,077	$1,091,825

Liabilities and Stockholders’ Equity
Debt due within one year	$113	$157
Customer prepayments	6,223	2,099
Other current liabilities	146,651	147,638

Total current liabilities	152,987	149,894

Long-term debt and capital lease obligations	331,308	402,123
Deferred income taxes	74,036	31,436
Other liabilities	165,123	116,235
Minority interest	98,059	93,255

Total liabilities and minority interest	821,513	792,943

Series A and B preferred shares	132,519	—

Stockholders’ equity	502,045	298,882

Total liabilities and stockholders’ equity	$1,456,077	$1,091,825

Terra Industries Inc.

Summarized Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Income from operations	$21,702	$17,865	$26,133	$36,095
Non-cash charges and credits:
Depreciation and amortization	30,955	24,906	60,131	50,484
Deferred income taxes	15,756	5,203	22,833	16,526
Equity in net income of affiliates	(4,400)	—	(9,407)	—
Loss on early retirement of debt	17,775	—	27,193	—
Other	4,148	3,566	5,000	6,499
Recovery of product claim costs	—	—	—	(12,874)
Change in assets and liabilities	(133,693)	(95,806)	(141,115)	(65,188)

Net cash flows from operating activities	(47,757)	(44,266)	(9,232)	31,542
Purchase of property, plant and equipment	(3,793)	(2,350)	(10,213)	(3,425)
Plant turnaround costs	(343)	(669)	(7,375)	(819)
Return of investment of unconsolidated affiliates	23,625	—	23,625	—
Debt borrowings (repayments)	(75,042)	(38)	(125,084)	(79)
Distributions to minority interests	(2,537)	(1,153)	(5,535)	(2,306)
Stock issuance	12	133	114	269
Other	(6,715)	(805)	(7,647)	(1,572)

Increase (Decrease) in cash and short-term investments	(112,550)	(49,148)	(141,347)	23,610
Cash and short-term investments at beginning of period	205,001	160,092	233,798	87,334

Cash and short-term investments at end of period	$92,451	$110,944	$92,451	$110,944

Terra Industries Inc.

Summarized Information

(in thousands)

Volumes and Prices

	Three Months Ended June 30,
	2005		2004
	Sales Volumes	Average Unit Price[1]	Sales Volumes	Average Unit Price[1]
Ammonia (tons)	527	$294	452	$248
Nitrogen solutions (tons)	1,097	162	1,108	126
Urea (tons)	40	259	135	183
Ammonium nitrate (tons)	333	201	176	173
Methanol (gallons)	9,772	0.86	74,766	0.70

Natural gas costs2

North America	$6.55	$5.67
United Kingdom	$5.87	$3.81

	Six Months Ended June 30,
	2005			2004
	Sales Volumes		Average Unit Price[1]	Sales Volumes		Average Unit Price[1]
Ammonia (tons)	1,018		$283	763		$257
Nitrogen solutions (tons)	2,185		149	1,983		120
Urea (tons)	86		249	292		186
Ammonium nitrate (tons)	738		194	424		182
Methanol (gallons)	17,036		0.85	138,672		0.67

Natural gas costs[2]

North America		$6.58			$5.52
United Kingdom		$6.05			$4.29

[1]	After deducting outbound freight costs
[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.